EXHIBIT 5.1

Law Offices
LEVINSON & LICHTMAN, LLP

A Partnership of Professional Associations
120 E. Palmetto Park Road, Suite 425
Boca Raton, FL 33432

Telephone (561) 391-8899
Facsimile (561) 892-0492

Gerald W. Gritter

October 26, 2010

Safe Technologies International, Inc.
1200 N Federal Highway, Suite 200
Boca Raton, FL 33432

Re:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Safe Technologies International, Inc., a Delaware corporation (the “Corporation”), in connection with the preparation of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) pertaining to the registration of 80,000,000 shares of the Corporation’s Common Stock to be sold to Kodiak Capital Group, LLC, and 40,000,000 shares of the Corporation’s Common Stock to be sold by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”).

We are of the opinion that:

1.	The Corporation’s Common Stock to be sold by the Selling Shareholders pursuant to the Registration Statement has been duly authorized and validly issued, and is fully paid and non-assessable

2.
The Corporation’s Common Stock to be sold by the Corporation has been duly authorized and, when sold and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Levinson & Lichtman, LLP

Levinson & Lichtman, LLP